EXHIBIT (a)(1)(C)

OFFER TO AMEND ELIGIBLE OPTIONS
WITHDRAWAL FORM

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME,
ON JUNE 11, 2007 UNLESS THE OFFER IS EXTENDED

You previously received (1) the Offer to Amend dated May 10, 2007 (the “Offer to Amend”) and (2) your personalized letter and election form. You signed and returned your election form, in which you elected to accept our offer to amend your eligible option. You should submit this withdrawal form only if you now wish to change that election and withdraw your acceptance of our offer to amend your eligible options. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Offer to Amend.

To withdraw your acceptance of the offer with respect to your eligible options, you must sign, date and submit this withdrawal form to us by 5:00 p.m., Eastern Time, on the expiration date by one of the following:

a.               Using Interoffice Mail to Equity Comp, 1West, if you work in the headquarters building in Framingham, Massachusetts, or

b.              Faxing to Equity Comp at 508-253-8300.

You should note that if you withdraw your acceptance of the offer, your eligible options will not be amended and you will not receive the cash payment. You will be subject to adverse tax consequences under Section 409A and pursuant to any applicable state tax law; you will be solely responsible for such consequences. Your withdrawn option will continue to be governed by the Amended and Restated 1992 Equity Incentive Plan and by the existing stock option award agreement between you and Staples evidencing that option. You may change this withdrawal, and again elect to accept the offer to amend your eligible options by submitting a new election form to us by 5:00 p.m., Eastern Time, on the expiration date.

Please check the box below:

☐   I wish to withdraw my election to accept the offer with respect to my eligible options and instead decline the offer.

Signature

Name (Please print)

Date:

IMPORTANT: THE WITHDRAWAL FORM MUST BE RECEIVED BY EQUITY COMP BY 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.